Exhibit 99.1

pingtan marine enterprise Announces COMMENCEMENT OF FISHING ACTIVITY

IN THE Indo-pacific waters

The Company rebuilt approximately 20% of its production capacity

FUZHOU, China, November 22, 2016 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan,” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced that thirteen of its fishing vessels have arrived in the harvesting areas of Indo-Pacific waters.

These thirteen fishing vessels were placed in Indo-Pacific waters according to the Company’s previously announced operating plan in August 2016, and have recently arrived in their fishing designation in Indo-Pacific waters to be put into operation. The Company expects to begin recognizing sales from this expansion in the current fourth quarter of 2016.

Pingtan currently owns one hundred thirty five fishing vessels, twelve of which are operating in the Bay of Bengal in India along with these thirteen vessels in Indo-Pacific Waters. As of today, the Company’s twenty five fishing vessels are fully operating and have rebuilt approximately 20% of its production capacity. In accordance with the Company’s previous results of 2014, each of its fishing vessels can generate annual revenue of approximately $3 million USD with annual net income of approximately $800,000 to $1 million.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We are very pleased to begin fishing activities in the bountiful Indo-Pacific Waters, and utilizing our assets and advantages to meet the continued demand in China. We remain dedicated to actively seeking new water territories where we can expand, increasing our production and provide high quality fishing products to our customers.”

Pingtan’s fishing vessels after arriving in Indo-Pacific waters

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements that the Company expects to begin recognizing sales from the expansion of its fishing operations in the Indo-Pacific Waters in the fourth quarter of 2016. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS

The Equity Group Inc.

Adam Prior, Senior Vice President

Tel: (212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Senior Associate

Tel: +86 10 6587 6435

kyao@equityny.com